Exhibit 10.1

MR. COOPER GROUP INC

CHANGE IN CONTROL

EXECUTIVE SEVERANCE PLAN

This Change in Control Executive Severance Plan (this “Plan”), as adopted by the Board of Directors (the “Board”) of Mr. Cooper Group Inc., a Delaware corporation (the ‘Company”), is effective as of March 31, 2025.

SECTION 1

DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:

1.1 “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company.

1.2 “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the applicable Participant by the Company or any Affiliate at the rate in effect from time to time.

1.3 “Annual Bonus” means the annual cash bonus paid or payable, including any such bonus that is subject to deferral, to the applicable Participant by the Company or any Affiliate at the rate in effect from time to time. If the applicable Participant participates in a commission, sales incentive, or similar program, all commission or other incentive payments thereunder shall be considered Annual Bonus amounts for the applicable year of service.

1.4 “Applicable Severance Multiple” shall mean (a) two, for any Executive Vice President of the Company, or (b) one, for any Senior Vice President of the Company.

1.5 “Cause” shall have the meaning set forth in the Equity Plan.

1.6 “Change in Control” shall mean:

(a) an acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) (a “Person”) of more than 50% (on a fully diluted basis) of either (1) the then outstanding shares of common stock of the Company (the “Common Stock”) taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that for purposes of this clause (a), the following shall not constitute a Change in Control: (A) any acquisition directly by the Company or any Affiliate; (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (C) any acquisition in which holders of shares of Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation;

(b) individuals who constitute the Board as of the date of this Plan (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date of this Plan, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be considered as a member of the Incumbent Director; or

(c) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate.

1.7 “CIC Period” means the 18-month period beginning on and including the date of a Change in Control.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9 “Committee” means the Compensation and Human Resources Committee of the Board.

1.10 “Company” means Mr. Cooper Group Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

1.11 “Date of Termination” means (a) if the Participant’s employment is terminated by the Company for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (b) if the Participant’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Participant of such termination, (c) if the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

1.12 “Disability” means the Participant’s absence from the full-time performance of the Participant’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Participant is disabled as a result of incapacity due to physical or mental illness. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both the Participant and the Company. If the Participant and the Company are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification.

1.13 “Equity Plan” means the Company’s 2019 Omnibus Incentive Plan.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Good Reason” means, with respect to a Participant who is an Executive Vice President, the following actions taken by the Company without the Participant’s prior written consent:

(a) a material reduction in the Participant’s Annual Base Salary, target Annual Bonus opportunity or target annual long-term incentive opportunity;

(b) a material diminution in (or the assignment to the Participant of duties materially inconsistent with) the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including a diminution resulting from the Company ceasing to be an independent public company);

(c) a relocation in the geographic location at which the Participant is required to perform services to a location more than 35 miles from the location at which the Participant normally performed services immediately before the relocation; or

(d) any other action or inaction that constitutes a material breach by the Company of its obligations under any agreement with the Participant;

provided, however, that the Participant’s termination of employment shall not be deemed to be for Good Reason unless (x) the Participant has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days after the Participant first becomes aware of such occurrence, (y) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (z) the termination of employment occurs within 30 days following such failure to cure.

1.16 “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 8.11. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

1.17 “Participant” means any employee of the Company or an Affiliate at the level of Senior Vice President or Executive Vice President, unless such Participant declines to execute a Participation Agreement.

1.18 “Participation Agreement” means the written agreement provided by the Company to the Participant informing the Participant of the Participant’s eligibility to participate in the Plan, which shall be substantially in the form attached hereto as Exhibit A.

1.19 “Pro-Rata Bonus” means an amount equal to the product of (x) the amount determined under Section 2.1(b)(ii)(B)(II) and (y) a fraction, the numerator of which is the number of days in the fiscal year during which occurs the Date of Termination that the applicable Participant was employed and the denominator of which is 365, payable as soon as practicable following satisfaction of the Release Requirement but in no event later than the 70th day following the Date of Termination. Notwithstanding the foregoing, if the Qualifying Termination occurs during the year of the applicable Change in Control and a prorated bonus for such year was paid to the applicable Participant, the Pro-Rata Bonus amount determined pursuant to the preceding sentence shall be reduced by the amount of such prorated bonus.

1.20 “Qualifying Termination” means a termination of a Participant’s employment during the CIC Period by the Participant for Good Reason or by the Company other than for Cause or Disability.

SECTION 2

SEPARATION BENEFITS

2.1 Qualifying Termination. If a Participant experiences a Qualifying Termination:

(a) The Company shall pay to the Participant the aggregate of the following amounts in a lump sum in cash within 30 days following the Date of Termination: (i) the Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any unpaid annual bonus from any prior completed fiscal year, (iii) the Participant’s business expenses that are reimbursable under applicable Company policies but have not been reimbursed by the Company as of the Date of Termination; and (iv) to the extent required by law or applicable Company policy, any accrued vacation pay to the extent not theretofore paid, (the sum of the amounts described in subclauses (i), (ii), (iii) and (iv), the “Accrued Obligations”);

(b) Subject to Section 2.3 and Participant’s compliance with the terms of this Plan, the Company shall pay or provide, as applicable, to the Participant:

(i) the Pro-Rata Bonus;

(ii) a lump sum amount in cash equal to the product of (A) the Applicable Severance Multiple times (B) the sum of the Participant’s (I) Annual Base Salary and (II) the greater of (x) the Participant’s target Annual Bonus opportunity and (y) the average of the Annual Bonuses actually paid to the Participant over the three completed fiscal years preceding the applicable Change in Control (provided that, if the Participant was not employed by the Company for the full length of such period, the Annual Bonus for any partial year shall be annualized and the Annual Bonus for a year in which the Participant was not employed shall be deemed to have been paid based on a performance level consistent with the average performance level at which Annual Bonuses were paid to similarly situated executives of the Company in such year) as soon as practicable following satisfaction of the Release Requirement but in no event later than the 70th day following the Date of Termination; provided that (x) any amounts payable pursuant to this Section 2.1 shall be determined without regard to any reduction that would constitute a basis for termination for Good Reason and (y) the Annual Base Salary and target Annual Bonus opportunity shall be determined based on the rates in effect as of immediately prior to the Date of Termination or immediately prior to the Change in Control, whichever is higher;

(iii) all equity-based awards originally granted prior to the Change in Control (and except as otherwise expressly set forth in the applicable award agreement) held by Participant immediately shall vest, with any performance conditions relating to such equity-based awards being treated as set forth in the applicable award agreement or Equity Plan;

(iv) an amount equal to the product of (A) the Applicable Severance Multiple, (B) the sum of (I) the monthly premiums for coverage under the Company’s or its Affiliates’ health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for the Participant and the Participant’s spouse and dependents as of immediately prior to the Date of Termination and (II) the monthly premium for coverage (based on the rate paid by the Company and its Affiliates for active employees) under the life insurance plans of the Company and its Affiliates, in each case based on the plans and at the levels of participation in which the Participant participates as of immediately prior to the Date of Termination (or, if more favorable to the Participant, the plans as in effect immediately prior to a Change in Control), and (C) 12, as soon as practicable following satisfaction of the Release Requirement but in no event later than the 70th day following the Date of Termination; and

(v) to the extent not theretofore paid or provided, any other vested amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such Other Benefits to be paid or provided subject to and in accordance with the applicable terms of any such arrangements.

2.2 Other Terminations. For the avoidance of doubt, the Participant shall not be entitled to any payments or benefits pursuant to this Plan if the Participant experiences a termination of employment that does not constitute a Qualifying Termination.

2.3 Separation Agreement and General Release. The Company’s obligations to make payments or provide benefits under this Section 2 (other than Accrued Obligations and Other Benefits) shall be conditioned on the Participant executing and delivering (and not revoking) a separation agreement and general release (the “Release”) in the form attached hereto as Exhibit B not later than the 70th day that follows the Date of Termination (the “Release Requirement”).

SECTION 3

RESTRICTIVE COVENANTS

3.1 No Unauthorized Use or Disclosure.

(a) All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Participant, individually or in conjunction with others, during the term of the Participant’s employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its wholly owned subsidiaries’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of the Participant. The Participant shall agree to preserve and protect the confidentiality of all Confidential Information and work product of the Company and its wholly owned subsidiaries, and will not, at any time during or after the termination of the Participant’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its wholly owned subsidiaries, or make any use thereof, in each case, except in the carrying out of the Participant’s responsibilities in respect of the Participant’s employment with the Company. The Participant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and the Participant is making such disclosure, the Participant shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order.

(b) Nothing in this Plan or otherwise shall prohibit or restrict the Participant from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority, or restrict the Participant’s rights under the whistleblower provisions of any applicable federal law or regulation, including the Participant’s right to receive an award for information provided to any government authority under such law or regulation. The Participant cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and the Participant shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of the Company and the Participant also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Plan is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

3.2 Non-Competition. During the Participant’s employment with the Company and the 18-month (for an Executive Vice President) or 12-month (for a Senior Vice President) period following the Date of Termination or, if longer, such period as set forth in the Participant’s individual employment agreement or offer letter, the Participant shall not, directly or indirectly either as principal, agent, employee, employer, consultant, partner or shareholder in excess of 5% of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of the Company or its subsidiaries, or any other business in which the Company or its subsidiaries is engaged in at the Date of Termination.

3.3 Non-Solicitation. During the Participant’s employment with the Company and the 18-month (for an Executive Vice President) or 12-month (for a Senior Vice President) period following the Date of Termination or, if longer, such period as set forth in the Participant’s individual employment agreement or offer letter, the Participant shall not:

(a) solicit or hire, directly or indirectly for the Participant’s own account or for others, in any manner whatsoever, in the capacity of executive, consultant or in any other capacity whatsoever, one or more of the executives, directors or officers or other persons (each a “Company Employee”) who at the time of solicitation or hire are working full-time or part-time for the Company or any of its Affiliates, or endeavor, directly or indirectly, in any manner whatsoever, to encourage any such Company Employee to leave such Company Employee’s job with the Company or any of its Affiliates; or

(b) directly or indirectly, in any manner whatsoever, solicit any client or customer of the Company, with whom the Participant has had direct contact with, or about whom the Participant has Confidential Information, to terminate or modify its relationship with the Company that exists on the Date of Termination or that existed any time during the 12 months prior to the Date of Termination.

3.4 Reasonableness. Acknowledging delivery of Confidential Information and that such Confidential Information is vital to the Participant’s performance of services to the Company and acknowledging that the Company is delivering and will deliver the Confidential Information partly in reliance on the protective covenants and restrictions set forth herein, the Participant agrees that the protective covenants set forth in this Section 3 are reasonable and necessary for the protection of the Company’s legitimate business interests, do not create any undue hardship on the Participant, and are not contrary to the public interest. The Participant agrees with the Company and acknowledges that the limitations as to time and scope of activity to be restrained as set forth in this Section 3 are the result of arm’s-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (a) the nature and scope of the Company’s operations, (b) the Participant’s level of control over and contact with the Company’s business; and (c) the consideration that the Participant is receiving in connection with the performance of the Participant’s duties.

3.5 Relief and Enforcement. The Participant represents to the Company that the Participant has read and understands, and agrees to be bound by, the terms of this Section 3. It is the desire and intent of the Company and the Participant that the provisions of this Section 3 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. However, to the extent that any part of this Section 3 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. The Participant and the Company shall further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 3, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach. For purposes of this Section 3, references to the Company shall include any of its Affiliates.

SECTION 4

CHANGE IN CONTROL EXCISE TAX MATTERS

4.1 Better-Net Cutback. Anything in this Plan to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan or otherwise so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below); provided that the Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, the Participant shall receive all Payments to which the Participant is entitled under this Plan or otherwise.

4.2 Order of Cutback. If the Accounting Firm determines that the aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company, its Affiliates and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the reduction shall be made in the following order: (a) cash payments that may not be valued under Treas. Regs. § 1.280G-1, Q&A-24(c) (“24(c)”), (b) equity-based payments that may not be valued under 24(c), (c) cash payments that may be valued under 24(c), and (d) equity-based payments that may be valued under 24(c), in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All determinations of the Account Firm shall be conclusive and binding on the Company and its Affiliates (including following the applicable Change in Control). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.3 Overpayment; Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan that should have been so paid or distributed (each, an “Underpayment”). If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be repaid by the Participant to the Company (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4.4 Reasonable Compensation. To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.5 Definitions. The following terms shall have the following meanings for purposes of this Section 4:

(a) “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder.

(b) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

(c) “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code (or, as applicable, the Date of Termination) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d) “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e) “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the excise tax.

SECTION 5

SECTION 409A OF THE CODE

5.1 General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under

Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation, including for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. To the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code, all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

5.2 Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.3 Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the 7th month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

SECTION 6

PLAN ADMINISTRATION

6.1 General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted)

terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan; provided that the Board may act as the Plan Administrator in place of the Committee. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator, characterization of any such decision by the Plan Administrator as final or binding on any party or this Plan being considered subject to ERISA.

6.2 Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to ERISA. However, if it is determined that this Plan is subject to ERISA, (a) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

6.3 Indemnification of the Plan Administrator. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 7

AMENDMENT AND TERMINATION

This Plan may be terminated or amended, and an employee’s status as a Participant may be terminated, by resolution duly adopted by a majority of the Board; provided that no such amendment or termination may adversely affect the rights or potential rights of a Participant who has become entitled to any payments or benefits hereunder as a result of a termination of employment prior to such amendment or termination, and no such adverse amendment or termination shall become effective prior to the first anniversary of the date Participants are provided notice thereof. Notwithstanding the foregoing, in connection with or in anticipation of the execution of an agreement providing for a transaction or transactions that, if consummated, would constitute a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of the Participants, including with respect an employee’s status as a Participant. On and following the date of a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended in a manner adverse to a Participant until the end of the CIC Period and after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full pursuant to Section 2.

SECTION 8

MISCELLANEOUS

8.1 Governing Law; Venue. (a) Except to the extent preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal laws of the State of Michigan will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) Except for an action for injunctive relief as described in Section 3.5 of this Plan, all disputes and/or claims arising out of or under this Plan, other than any claims for equitable relief, shall be submitted to binding and confidential arbitration. Binding arbitration shall be commenced by serving upon the other party(ies) a written demand for arbitration stating any and all the claims and relief requested. The binding arbitration shall be governed by the provisions of the employment arbitration rules of the American Arbitration Association, and the arbitration proceedings shall be located in Wayne County, Michigan. The parties shall mutually select one arbitrator to preside over the dispute; provided, however, if the parties are unable to mutually agree on the selection of a single arbitrator within 14 days after the service of a demand for arbitration, then the Company on the one hand and Participant on the other hand shall each select one arbitrator within 10 days thereafter, and the two arbitrators so selected shall mutually agree on a third (neutral) arbitrator within 10 days thereafter, and the panel of three arbitrators shall preside over the arbitration with the majority rendering the binding decision upon the parties.

8.2 Legal Fees. The Company and each Participant shall bear its own costs and expenses, including all legal fees and expenses incurred in connection with any dispute arising out of or relating to this Plan, provided that the Company shall reimburse the Participant’s legal fees and reasonable travel expenses (if Participant’s principal workplace immediately prior to termination was not in Michigan) if the Participant substantially prevails on at least one material issue.

8.3 Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan, to the extent such obligations are not assumed by operation of law or otherwise such as pursuant to a merger. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

8.4 Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

8.5 No Offset or Mitigation; No Duplication. The Company’s obligation to make the payments provided under Section 2 and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the payments and benefits under Section 2 to which the Participant is entitled shall be reduced by the amount of any pay provided to the Participant in lieu of the notice required by WARN.

8.6 Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Participant may qualify. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of “retirement” under any compensation and benefits plans, programs or arrangements of the Company or any of its Affiliates or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its Affiliates, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 2, the Participant shall not be entitled to any severance pay or benefits under any severance agreement, plan, program or policy of the Company or its Affiliates (for clarity, excluding vesting of cash- or equity-based incentives or other compensation or benefits of a type not addressed in this Plan).

8.7 Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

8.8 Interpretation. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular. For purposes of this Plan, the term “including” shall mean “including, without limitation” and the word “or” shall be understood to mean “and/or.”

8.9 Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

8.10 Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or its Affiliates.

8.11 Notices.

(a) Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Mr. Cooper Group Inc.

8950 Cypress Waters Blvd.,

Coppell, TX 75019

Attention: General Counsel

(b) Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

8.12 Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

8.13 Survival. The provisions of this Plan that by their terms call for performance subsequent to the termination of either a Participant’s employment or this Plan shall survive such termination.

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